Exhibit 99.1
Contact:

Wuhan General Group (China), Inc. Mr. Haiming Liu, CFO Phone: + 86-27-5970-0069 (China) Email: haiming.liu@wuhangeneral.com http://wuhangeneral.com/

CCG Investor Relations
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Ms. Linda Salo, Financial Writer
Email: linda.salo@ccgir.com
Phone +1-646-922-0894 (New York)
www.ccgirasia.com

Wuhan General Signs $44.4 Million Long-Term Loan Agreement with Standard Chartered Bank

Wuhan, Hubei Province, P.R.C. November 16, 2009 –Wuhan General Group (China), Inc. (Nasdaq: WUHN) ("Wuhan General" or the "Company"), a leading manufacturer of industrial blowers and turbines in China, operating through its subsidiaries, Wuhan Blower Co., Ltd. (“Wuhan Blower”), Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating”) and Wuhan Xingelin Machinery Equipment Manufacturing Co., Ltd. (“Wuhan Xingelin”), announced today that the Company signed a Loan Agreement with Standard Chartered Bank (China) Limited, Guangzhou Branch (the “Lender”) on November 11, 2009. Under the Loan Agreement, the Company will receive a loan facility totaling RMB 303.1 million (approximately $44.4 million) in senior secured debt financing consisting of two tranches, a term loan facility for up to RMB 211.6 million (approximately $31.0 million; “Tranche A”) and a term loan facility for up to RMB 91.5 million (approximately $13.4 million; “Tranche B”).

Wuhan Blower, Wuhan Generating and Wuhan Xingelin (the “Borrowers”) must meet certain conditions prior to the funding of the loans by the Lender.  These include, among other things, confirmation that, after repaying the existing debt of all Borrowers with funds from Tranche A, there will be no other debt or corporate guarantees remaining other than those identified in the Loan Agreement.  To the extent that the Borrowers fail to meet all the required conditions precedent to drawdown under the Loan Agreement, the Lender is not obligated to fund the loans.

Both tranches carry three-year terms beginning on the date of the first drawdown and are subject to an extension of one year and a half at the discretion of the Lender. Interest rates will be determined at the time of the first drawdown. Tranche A will carry a fixed rate and will be used primarily to finance the existing bank debts of Wuhan Blower and Wuhan Generating and to purchase equipment for Wuhan Generating.  Tranche B will carry either fixed or floating rate and will be used primarily for capital expenditure investments of Wuhan Xingelin. The Loan Agreement contains a number of covenants, including limitations on the incurrence of additional indebtedness and the maintenance of specified financial ratios.  Also, the Company is subject to additional conditions prior to drawdown under Tranche B.  For more details regarding the Loan Agreement, including the covenants and conditions to drawdown, please see the Company’s 8-K filed with the SEC on November 16, 2009.

In connection with the Loan Agreement, the Borrowers entered into an agreement with Standard Chartered Corporate Advisory Co. (Beijing), Ltd. (the “Advisor”) for certain advisory and management services.  Under this agreement, the Borrowers agreed to pay to the Advisor a management fee of 1% of the net gross revenues of the Borrowers in connection with Tranche B.  This management fee remains valid and payable until one year after the maturity date of the loans.  In addition, the Borrowers have agreed to pay to the Advisor an advisory fee of 8% of the loans.

“We are very pleased to receive this long-term loan facility, which will significantly improve our liquidity and strengthen our balance sheet by reducing our reliance on short term debt.  It also provides more working capital and the resources we need to complete our Wuhan Xingelin facility, which currently produces component parts for our blower and turbine divisions, thus helping us reduce manufacturing costs, in addition to providing incremental revenue from sales of component parts to third-party manufacturers, ” said Mr. Xu Jie, the Chief Executive Officer of Wuhan General.

About Wuhan General Group (China), Inc.

Through its subsidiaries Wuhan Blower, Wuhan Generating and Wuhan Xingelin, Wuhan General is the leading manufacturer of industrial blowers and turbines based in Wuhan, Hubei Province, China. Wuhan Blower is a China-based manufacturer of industrial blowers that are principal components of steam-driven electrical power generation plants. Wuhan Generating is a China-based manufacturer of industrial steam and water turbines used for electricity generation in coal, oil, nuclear and hydroelectric power plants. Wuhan Xingelin manufactures silencers, connectors and other general parts for industrial blowers and electrical equipment, and it also produces general machinery equipment. The Company’s primary customers are from the iron and steel, power generation, petrochemical and other industries. Lead by a strong management team, Wuhan General is well recognized for its technological sophistication and quality construction of blowers and turbines. For more information, please visit www.wuhangeneral.com.

Safe Harbor Statement

Certain statements in this press release, including statements regarding our liquidity and working capital, our ability to complete the facilities for Wuhan Xingelin, the future revenue of Wuhan Xingelin, our ability to meet all of the conditions under the Loan Agreement and our ability to drawdown under the loan facilities may be forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in the People’s Republic of China (PRC) generally and the potential for changes in the laws of the PRC that affect our operations and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the Company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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